 Exhibit 99.2

DISCLOSURES AND DISCLAIMERS REGARDING THE MONTHLY OPERATING REPORT OF
MERUELO MADDUX – 845 S. FLOWER STREET, LLC AND MERUELO CHINATOWN, LLC

The Monthly Operating Report filed by Meruelo Maddux – 845 S. Flower Street, LLC and Meruelo Chinatown, LLC (collectively, the “Debtors”), which are both subsidiaries of Meruelo Maddux Properties, Inc. (the “Company”), is limited in scope, covers a limited time period and has been prepared by management of the Debtors solely for the purpose of complying with reporting requirements of the Office of the United States Trustee in the Central District of California, San Fernando Valley Division, and the Bankruptcy Code. The financial information contained in the Monthly Operating Report is unaudited and does not purport to show the financial statements of any of the Debtors in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and, therefore, may exclude items required by GAAP, such as certain reclassifications, eliminations, accruals and disclosure items. The Company cautions readers not to place undue reliance on the Monthly Operating Report. The Monthly Operating Report may be subject to revision. The Monthly Operating Report is in a format required by the Office of the United States Trustee in the Central District of California, San Fernando Valley Division, and the Bankruptcy Code and should not be used for investment purposes. The information in the Monthly Operating Report should not be viewed as indicative of future results.

While the Debtors’ management has exercised its best efforts to ensure that the Monthly Operating Report is accurate and complete by legal entity based on information that was available at the time of preparation, inadvertent errors or omissions may exist. The Debtors reserve the right to amend the Monthly Operating Report from time to time as may be necessary or appropriate.

I.	Income Statements

a.	Reporting Date. All statements of operations information cover the period of November 1, 2009 through November 30, 2009 and is clearly identified as such.

b.
Change in Accounting Practice.  Effective January 1, 2009, the development activities were suspended at the Debtor’s Meruelo Chinatown development project.  As such, all costs related to this development project are now being expensed, rather than capitalized.

II.	Balance Sheets

a.	Reporting Date. All asset and liability information is reported as of November 30, 2009 and are clearly identified as such.

b.
Basis of Presentation.  For financial reporting purposes, the Debtors, along with 54 affiliate entities that filed Chapter 11 petitions on March 26 and 27, 2009, and certain of their affiliate entities that have not filed Chapter 11 petitions under the Bankruptcy Code, prepare consolidated financial statements that are filed with the U.S. Securities and Exchange Commission (“SEC”) and audited on an annual basis.  Unlike the audited consolidated statements, the Balance Sheets attached herein reflect only the assets and liabilities of each Debtor and may not include certain eliminations or intercompany balances for consolidating purposes.  Accordingly, combining the assets and liabilities set forth in the Balance Sheets would result in amounts that could be different from financial information presented on a consolidated basis in accordance with GAAP.  Therefore, the Balance Sheets do not purport to represent financial statements prepared in accordance with GAAP nor is it intended to fully reconcile with the financial statements filed by the Debtors with the SEC.  Inconsistencies should be interpreted and resolved in favor of financial statements filed by the Debtors with the SEC and not on the Monthly Operating Report.

III.	Default Rate Interest

a.
The filing of the Chapter 11 petitions may have given rise to claims by lenders of defaults under our debt instruments and agreements. As a result, our debt obligations may have become immediately payable. In our Monthly Operating Report, we are accruing interest at the regular rate or the rate without considering the impact of a default. In our financial statements filed with the SEC, we are accruing interest at the default interest rate from the bankruptcy filing date.